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                                                                   EXHIBIT 10.33
                                                                   -------------

                            [ENTRUST INC. LETTERHEAD]

May 17, 2001

Ed Pillman
5203 Stone Arbor Court
Dallas, TX.  75207

Dear Ed:

We are pleased to confirm our verbal job offer of Sr.Vice President of Services & Operations reporting to Bill Conner. Your salary, on an annualized basis, will be $250,000.00 US, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis, with the next review currently scheduled for April 1, 2002. You will be eligible to receive a $105,000 US signing bonus within your first 30 days of employment with Entrust. If you voluntarily resign your employment with Entrust during your first 12 months of employment, you will be required to repay the sign-on bonus. In addition, you will be eligible for a retention bonus of $105,000 payable on your one-year employment anniversary. Your start date will be June 27, 2001.

You will also be eligible to participate in the Company's current management bonus plan, beginning in the second half of 2001, based on the position that you are being offered. Currently, the management incentive is reviewed and paid in accordance with predetermined objectives on a semi-annual basis. Your annual incentive target is 50% of base salary or $125,000 at 100% achievement of individual management objectives and Company revenue targets. The current potential range of payout is 85%-135% of target. However, these incentive programs may be amended or discounted at any time.

You will be granted an award of incentive stock options to purchase 400,000 shares of common stock of Entrust with an exercise price equal to the fair market value of the common stock on the day of grant (close of business your first day of work). The vesting conditions that will be outlined in your Entrust Stock Option Agreement include the following:

      .     30% vested upon Grant (close of business on your first day of work);

      .     1/36 per month after first year, fully vested at four years;

      .     Ten year term.

This award is subject to the terms of the Incentive Stock Option Agreement that will be provided to you within several weeks of your start date.

Vacation is set at 20 business days upon acceptance.

As with all employees, your employment with the Company is at will. This means that your terms and conditions of employment, including but not limited to termination,


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demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice.

Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the CEO of the company.

Notwithstanding the foregoing, in the event of involuntary termination of your employment, you will be entitled to 6 months of base and bonus compensation. Involuntary termination shall mean termination of your employment without "Cause" or by means of a "Constructive Termination". For purpose of this Program, "Cause" shall mean: (i) any act of personal dishonesty taken by the Officer in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the Officer, (ii) Officer's conviction of a felony, (iii) a willful act by the Officer which constitutes gross misconduct and which is injurious to Entrust. For purposes of this program, "Constructive Termination" shall mean: (i) a reduction in the officer's base salary, other than in proportion to a general reduction of every employee's base salary; or (ii) the relocation of the officer to a facility or location more than fifty (50) miles from the officer's then-current location without the officer's express written consent.

This employment offer is contingent upon the following:

..     Your signing the following agreements and returning with your offer letter: Entrust's Conflict of Interest and Intellectual Property and Confidentiality. By accepting this offer of employment at will, you also agree to any terms and conditions contained in those documents as written. (included with this letter)

..     Your completing the employment application (included in offer package)

..     Your ability to provide documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986. Please review the enclosed "List of Acceptable Documents", and provide the appropriate ones to Human Resources prior to your first day of employment (included in offer package).

..     Your taking, and receiving a negative result on, a drug screen designed to detect the current use of illegal drugs. Enclosed is an information sheet describing the drug screen procedure and the location of the lab or clinic closest to your home address. If you either, fail to take the test, or secure a positive result, you may not reapply for a twelve month period.

..     Your satisfactory completion of our pre-employment background investigation, which will include confirmation of your degrees, diplomas and/or certificates. The authorization form should be completed and faxed, within two business days, to OccuScreen at 877-464-5656. Upon your request, we will identify any consumer

www.entrust.com            One Preston Park South
---------------            4975 Preston Park Blvd
                                  Suite 400
                               Plano, TX 75093

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      reporting agency involved in this process so that you may, if you wish, seek access to its records as provided under the relevant statute.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term.

To accept and confirm your start date and this employment at will offer, please contact me at 972.943.7331 within five days of this letter's date, or Sherry Crawford, Sr. Human Resources Assistant at 972.943.7320. Please sign and return the original offer letter along with all other required documentation to Sherry Crawford before your first day of employment.

Please feel free to direct any questions regarding the terms of the offer to Bill Conner or me.

Sincerely,


/s/ Jeff Bearrows

B. Jeff Bearrows
V.P., Human Resources

www.entrust.com            One Preston Park South
---------------            4975 Preston Park Blvd
                                  Suite 400
                               Plano, TX 75093

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I have read, understood, and therefore, accept this offer of employment at will, as set forth above, and will report on July 6, 2001.


Signature: /s/ Edward J. Pillman          Date:  5/18/01
          ----------------------------        ------------------------------

Upon your acceptance of this offer as set forth above, please provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll.

SS#: :
      --------------------------------------

Date of Birth:
               -----------------------------

Attachments:

Background Information Authorization
Benefit Plan Summary
Conflict of Interest Agreement
Intellectual Property and Confidentiality Agreement
Drug Screen Procedures
Current Cash Incentive Plan
I-9 Form (Employment Identification & Verification)
W-4 Form (U.S. Federal Tax Withholding)
Application Form

www.entrust.com            One Preston Park South
---------------            4975 Preston Park Blvd
                                  Suite 400
                               Plano, TX 75093